UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 26, 2012

ANAVEX LIFE SCIENCES CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51652	20-8365999
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1600 – 609 Granville Street, Vancouver BC Canada V7Y 1C3
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 1-800-689-3939

720 - 789 West Pender Street, Vancouver BC Canada V6C 1H2
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Termination of a Material Definitive Agreement.

The information required by this Item 1.01 is included under Item 5.02 of this current report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

On June 26, 2012 we issued an aggregate of 75,000 shares of our common stock at a deemed value of US $1.00 per share to Harvey Lalach , a director of our company, for his past services and in final settlement of his Consulting Agreement dated February 1, 2007.

In addition, we extended the expiry date to June 30, 2014 of 200,000 stock options held by Mr. Lalach.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2012 we announced the appointment of Robert Chisholm as Chief Financial Officer. Mr. Chisholm has served Anavex as a director since May 13, 2011.

Mr. Chisholm has been the Chief Financial Officer and a director of both Savary Capital Corp. and OMT Inc. since March 2011 and July 2011, respectively. Mr. Chisholm has been a member of the Board of Directors of Rare Earth Industries Ltd since March 2011 is currently the Chief Financial Officer of TMT Resources Inc. and Ripper Oil and Gas Inc. since November 2011 and May 2012, respectively. Mr. Chisholm is also the Chief Financial Officer and a partner of Emprise Capital Corp.

Between September 2001 and March 2009 Mr. Chisholm served as CFO for PNI Digital Media (formerly PhotoChannel Networks Inc.) and subsequently joined its Board of Directors in April 2009, where he is currently the Chairman of its audit committee.

In addition, Mr. Chisholm’s background includes previous appointments as CFO and/or director for Chantrell Ventures Corp. (formerly Tiger Pacific Mining Corp.), Windamere Ventures Ltd. (formerly Advanced Vision Systems Corp.), Brookwater Ventures Inc., Ocean Park Ventures Corp and SCS Solars Computing Systems Inc.

Mr. Chisholm holds a professional accounting designation and received his BBA with a major in accounting from Saint Francis Xavier University in Nova Scotia.

Effective June 26, 2012, Harvey Lalach has resigned as an officer and director and his consulting agreement with Anavex is terminated. Mr. Chisholm will be acting president at this time, as well as secretary and treasurer of our company.

Item 9.01 Financial Statements and Exhibits.

99.1	News release dated June 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANAVEX LIFE SCIENCES CORP.

/s/ Robert Chisholm
Robert Chisholm
President, Chief Financial Officer and Director
Date: June 26, 2012